Exhibit 4.3

EXECUTION VERSION

Dated as of December 16, 2003

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.,

as the Company

and

EMBRATEL PARTICIPAÇÕES S.A.,

as the Guarantor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

SUPPLEMENT

to

FIRST SUPPLEMENTAL INDENTURE

Additional U.S. $75,000,000 Series A and Series B

11.0% Guaranteed Notes due 2008

i

Supplement, dated as of December 16, 2003 to the First Supplemental Indenture dated as of December 3, 2003 (the “First Supplemental Indenture”), among EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A., a company organized under the laws of the Federative Republic of Brazil (herein called the “Company”), having its principal office at Avenida Presidente Vargas, 1,012-10º andar 20071-910, Rio de Janeiro, RJ, Brazil, EMBRATEL PARTICIPAÇÕES S.A., a company organized under the laws of the Federative Republic of Brazil (herein called the “Guarantor”), having its principal office at Rua Regente Feijó, 166, Sala 1687-B, 20060-060 Rio de Janeiro, RJ, Brazil, and Deutsche Bank Trust Company Americas, a bank duly organized and existing under the laws of New York (herein called the “Trustee”) to the Indenture, dated as of December 3, 2003, among the Company, the Guarantor and the Trustee (herein called the “Original Indenture”).

W I T N E S S E T H :

Whereas, the Original Indenture provides for the issuance from time to time thereunder, in series, of Securities of the Company carrying the Guaranty of the Guarantor, and Section 3.1 of the Original Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

Whereas, by means of the First Supplemental Indenture, the Company and the Guarantor created two series of Securities issued under the Original Indenture, as supplemented by the First Supplemental Indenture, known as the Company’s 11.0% Series A Guaranteed Notes due 2008 (the “Series A Notes”) and the Company’s 11.0% Series B Guaranteed Notes due 2008 (the “Series B Notes,” and, together with the Series A Notes, the “Notes”) and issued $200,000,000 aggregate principal amount of Notes;

Whereas, the First Supplemental Indenture provides for the issuance from time to time by the Company of additional notes, carrying the Guaranty of the Guarantor, on the terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes;

Whereas, the Company and the Guarantor desire by this Supplement to issue Securities under the Original Indenture and the First Supplemental Indenture, to be consolidated and form a single series with the Notes, limited in aggregate principal amount as specified in this Supplement, and the terms and provisions of which are to be as specified in the First Supplemental Indenture as supplemented by this Supplement;

Whereas, all things necessary to make this Supplement a valid and binding legal obligation of the Company and the Guarantor according to its terms have been done.

Now, therefore, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Original Indenture as amended and supplemented, the form of the Notes and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee as follows:

1.	Definitions

1.1.	Provisions of the Original Indenture and the First Supplemental Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture and the First Supplemental Indenture shall remain in full force and effect. The Original Indenture, as amended and supplemented by the First Supplemental Indenture and this Supplement, is in all respects ratified and confirmed, and the Original Indenture, the First Supplemental Indenture and this Supplement shall be read, taken and considered as one and the same instrument for all purposes.

1.2.	Definitions

For all purposes of this Supplement and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

1.2.1	any reference to an “Article” or a “Section” or a “Clause” refers to an Article or Section or Clause, as the case may be, of this Supplement;

1.2.2	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplement as a whole and not to any particular Article, Section, Clause or other subdivision;

1.2.3	all terms used in this Supplement that are defined in the Original Indenture or the First Supplemental Indenture have the meanings assigned to them in the Original Indenture or the First Supplemental Indenture, except as otherwise provided in this Supplement;

1.2.4	the term “Indenture” shall mean the Original Indenture as amended and supplemented by the First Supplemental Indenture and this Supplement;

1.2.5	the term “Securities” as defined in the Original Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes and the Guaranty; and

1.2.6	the following terms have the meanings given to them in this Clause 1.2.6.

“Additional Distribution Compliance Period” means the period of 40 consecutive days beginning on and including the later of (i) the day on which the Series A Notes are first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S notice of such day to be given by the Company to the Trustee and (ii) the day on which the closing of the offering of the Series A Notes pursuant to the Additional Purchase Agreement occurs (the “Closing Date”).

“Additional Issue” means the Notes authorized by this Supplement to the First Supplemental Indenture.

“Additional Purchase Agreement” means the Purchase Agreement, dated December 9, 2003 among the Company, the Guarantor and the Initial Purchasers.

“Additional Registration Rights Agreement” has the meaning specified in Section 2.4 hereof.

2.	General Terms and Conditions of the Notes

2.1.	Designation and Principal Amount

The aggregate principal amount, the 11.0% Series A Guaranteed Notes due 2008 and the 11.0% Series B Guaranteed Notes due 2008, are hereby increased to $275,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of such series pursuant to Sections 3.4, 3.5, 8.6 or 10.3 of the Original Indenture). For purposes of Section 3.1 of the Original Indenture, this Supplement supplements the First Supplemental Indenture to increase the limit on the aggregate principal amount of the Notes and to set forth the matters expressly set forth herein. All the Notes issued under the First Supplemental Indenture as supplemented by this Supplement (including, for the avoidance of doubt, the Additional Issue) shall form a single series for all purposes under the Original Indenture, including without limitation for purposes of waivers, amendments, redemptions, offers to purchase and acceleration.

2.2.	Forms Generally

Upon their original issuance, Notes offered and sold pursuant to the Additional Purchase Agreement to Qualified Institutional Buyers in accordance with Rule 144A shall be issued in the form of one or more Restricted Global Notes. Such Restricted Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee.

Upon their original issuance, Notes offered and sold pursuant to the Additional Purchase Agreement in reliance on Regulation S shall initially be issued in the form of one or more Regulation S Global Notes. Such Regulation S Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trustee Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee. After such time as the Additional Distribution Compliance Period shall have terminated, each such Regulation S Global Note shall be an “Unrestricted Global Note” for all purposes under the First Supplemental Indenture.

Section 2.2.1 of the First Supplemental Indenture provides that the first paragraph of the reverse of each Global Note, contains a phrase “initially limited in aggregate principal amount to $200,000,000.” In the Global Notes delivered pursuant to this Section 2.2, the words “initially limited in aggregate principal amount to $200,000,000” shall be amended to read “initially limited in aggregate principal amount to $275,000,000.”

2.3.	Transfers and Exchanges

2.3.1	In case of any transfer or exchange the procedures and requirements for which are not addressed in detail in Section 2.3 of the First Supplemental Indenture or this Section 2.3, such transfer or exchange will be subject to such procedures and requirements as may be reasonably prescribed by the Company and the Trustee from time to time and, in the case of a transfer or exchange invoking a Global Note, the Applicable Procedures.

2.3.2	Notwithstanding the foregoing and the provisions of Section 2.3 of the First Supplemental Indenture, during the period of two years after the Closing Date, the Company shall not, and shall not permit any of its Affiliates that are Subsidiaries, to purchase or agree to purchase or otherwise acquire any Restricted Notes, whether as beneficial owner or otherwise (except as agent on behalf of and for the account of customers in the ordinary course of business as a securities broker in unsolicited broker’s transactions) unless, immediately upon any such purchase, the Company or any such Affiliate shall submit such Restricted Notes to the Trustee for cancellation. The Company further agrees to ask its Affiliates that are not Subsidiaries to agree not to purchase or otherwise acquire any Restricted Notes, whether as beneficial owner or otherwise, except as permitted in the preceding sentence.

2.4.	Registration Rights

The Holders of the Notes are entitled to the benefits of a Registration Rights Agreement dated the date hereof among the Company, the Guarantor and the Initial Purchasers (the “Additional Registration Rights Agreement”).

3.	Miscellaneous Provisions

3.1.	Separability of Invalid Provisions

In case any one or more of the provisions contained in this Supplement should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Supplement, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Supplement shall be construed as if such provision had never been contained herein.

3.2.	Execution in Counterparts

This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

In witness whereof, the parties hereto have caused this Supplement to be duly executed on their respective behalves, all as of the day and year first written above.

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A.,
the Company

By:	/S/ NORBERT GLATT
Name: Norbert Glatt
Title: Chief Financial Officer

By:	/S/ CLÁUDIA DE AZERÊDO SANTOS
Name: Cláudia de Azerêdo Santos
Title: General Counsel

EMBRATEL PARTICIPAÇÕES S.A.,
as Guarantor

By:	/S/ NORBERT GLATT
Name: Norbert Glatt
Title: Chief Financial Officer

By:	/S/ CLÁUDIA DE AZERÊDO SANTOS
Name: Cláudia de Azerêdo Santos
Title: General Counsel

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/S/ DOROTHY ROBINSON
Name: Dorothy Robinson
Title: Vice President